                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, For Use of the Commission
                                               Only (as Permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Applied Graphics Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statements, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

(5) Total fee paid:

     ---------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:

     ---------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

(3)  Filing Party:

     ---------------------------------------------------------------------------

(4)  Date Filed:

     ---------------------------------------------------------------------------

                      [Applied Graphics Technologies Logo]

                              450 WEST 33RD STREET
                            NEW YORK, NEW YORK 10001

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 14, 2001

                            ------------------------

To our stockholders:

     Notice is hereby given that the 2001 annual meeting of stockholders of Applied Graphics Technologies, Inc. (the "Company") will be held at The American Stock Exchange, 86 Trinity Place, New York, New York 10006 on June 14, 2001, at 11:00 a.m., local time, for the following purposes:

          1. To elect eleven directors of the Company for terms expiring at the 2002 annual meeting of stockholders; and

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on April 19, 2001 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the annual meeting at the annual meeting and during normal business hours, for ten days prior to the annual meeting, at the offices of the Company, 450 West 33rd Street, New York, New York 10001.

                                          By Order of the Board of Directors,

                                          /s/ Martin D. Krall
                                          MARTIN D. KRALL
                                          Secretary

Dated: April 30, 2001

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                      [Applied Graphics Technologies Logo]

                              450 WEST 33RD STREET
                            NEW YORK, NEW YORK 10001
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 14, 2001
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Applied Graphics Technologies, Inc. (the "Company") for use at the 2001 annual meeting of stockholders to be held at The American Stock Exchange, 86 Trinity Place, New York, New York 10006, on June 14, 2001, at 11:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

     The Company is mailing its annual report for the fiscal year ended December 31, 2000, together with this proxy statement and the enclosed proxy, to stockholders entitled to vote at the annual meeting. The annual report does not form any part of the material for the solicitation of proxies.

     The Company will pay the cost of all proxy solicitations. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone, facsimile and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

     This proxy statement and the enclosed proxy are first being mailed to the Company's stockholders on or about April 30, 2001.

VOTING AND REVOCABILITY OF PROXIES

     A proxy for use at the annual meeting and a return envelope are enclosed. Shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares will be voted "FOR" the election of the eleven director nominees named in the proxy. Discretionary authority is provided in the proxy as to any matters not specifically referred to therein. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any such matters properly come before the annual meeting, however, the persons named in the proxy are fully authorized to vote thereon in accordance with their judgment and discretion.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise at the annual meeting by (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date or (3) voting in person at the annual meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to the

Company's Corporate Secretary at its principal executive offices as follows:
Applied Graphics Technologies, Inc., 450 West 33rd Street, New York, New York 10001, Attention: Corporate Secretary.

VOTING PROCEDURE

     All holders of record of the Common Stock of the Company at the close of business on April 19, 2001 will be eligible to vote at the annual meeting. Each holder of Common Stock is entitled to one vote at the annual meeting for each share held by such stockholder. As of April 19, 2001, there were 9,067,565 shares of Common Stock outstanding.

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business. Votes cast in person or by proxy, abstentions and broker non-votes (as hereinafter defined) will be tabulated by the inspectors of election and will be considered in the determination of whether a quorum is present at the annual meeting. The inspectors of election will treat shares represented by executed proxies that abstain as shares that are present and entitled to vote for purposes of determining the approval of such matter. If, with respect to any shares, a broker or other nominee submits a proxy indicating that instructions have not been received from the beneficial owners or the persons entitled to vote and that such broker or other nominee does not have discretionary authority to vote such shares (a "broker non-vote") on one or more proposals, those shares will not be treated as present and entitled to vote for purposes of determining the approval of any such proposal.

                               SECURITY OWNERSHIP

     All share figures in this Proxy Statement reflect a two-for-five reverse stock split effected by the Company in December 2000.

     The information set forth below regarding beneficial ownership of the Common Stock has been presented in accordance with rules of the Securities and Exchange Commission (the "Commission") and is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership of Common Stock includes any shares as to which a person has the sole or shared voting power or investment power and also any shares that a person has the right to acquire within 60 days from the date set forth below through the exercise of any stock option or other right ("currently exercisable options").

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of April 19, 2001, information regarding the beneficial ownership of the Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and each nominee to the Board, (iii) each of the executive officers of the Company named in the Summary Compensation Table under "Executive Compensation," and (iv) all directors, director nominees and executive officers of the Company as a group. Except as indicated, each person identified in the following table has sole voting and investment power with respect to the shares shown. Percentage ownership of Common Stock is based on 9,067,565 shares outstanding as of April 19, 2001.

                                                                               PERCENTAGE OF
                                                                                OUTSTANDING
                                                          SHARES OF COMMON        SHARES
                                                         STOCK BENEFICIALLY    BENEFICIALLY
NAME OF BENEFICIAL OWNER                                       OWNED               OWNED
------------------------                                 ------------------    -------------
Applied Printing Technologies, L.P.(1)(2)..............      1,994,000             22.0%
State of Wisconsin Investment Board(3).................      1,406,800             15.5
Capital Group International, Inc.(4)...................      1,114,280             12.3
Dimensional Fund Advisors, Inc.(5).....................        573,760              6.3
Mortimer B. Zuckerman(1)...............................             --               --
Fred Drasner(1)........................................            100                *
John W. Dreyer(6)......................................          6,250                *
John R. Harris(6)......................................          6,500                *
Martin D. Krall(6).....................................         58,667                *
Marne Obernauer, Jr.(7)................................        209,919              2.3
David R. Parker(8).....................................         15,600                *
Howard Stringer(9).....................................         22,000                *
Joseph D. Vecchiolla(6)................................          8,000                *
John R. Walter.........................................             --               --
John Zuccotti(6).......................................         14,000                *
Derek Ashley...........................................             --               --
Scott A. Brownstein....................................             --               --
Louis Salamone, Jr.....................................             --               --
All directors, director nominees and executive officers
  as a group (11 persons)(10)..........................      2,335,036             25.4%

                                           (Footnotes are on the following page)

---------------
   * Represents holdings of less than 1%.

 (1) Applied Printing Technologies, L.P. ("Applied Printing") is a limited partnership in which Mr. Drasner, the Company's Chairman and a director, is a minority limited partner and Mr. Zuckerman, Chairman of the Company's Board, beneficially owns the remaining limited partnership interests. Mr. Zuckerman is also the sole stockholder of the corporate general partner of Applied Printing and a corporate limited partner of Applied Printing. Messrs. Zuckerman and Drasner comprise the board of directors of the corporate general partner of Applied Printing. Because Mr. Zuckerman is the sole stockholder of the corporate general partner of Applied Printing, he can change the members of the board of directors of that entity at any time. Consequently, Mr. Zuckerman will be able to exercise substantial influence over the outcome of all matters submitted to a vote of the Company's stockholders. The address of Applied Printing is 77 Moonachie Avenue, Moonachie, New Jersey 07074.

 (2) Shares shown are reported on a Schedule 13D dated April 26, 1996, as amended on September 4, 1997, November 26, 1997, September 1, 1998, October 5, 1998, and November 25, 1998, filed with the Commission by Applied Printing. Voting power with respect to such shares is held by Mr. Zuckerman.

 (3) Shares shown are reported on a Schedule 13G dated February 14, 2001 filed with the Commission by the State of Wisconsin Investment Board. The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53708.

 (4) Shares shown are reported on a Schedule 13G dated February 8, 1999, and amended August 9, 1999, February 10, 2000 and February 9, 2001, filed with the Commission by Capital Group International, Inc. ("Capital") on behalf of itself and Capital Guardian Trust Company ("Capital Trust"). Capital is the parent holding company of Capital Trust, a bank, which may be deemed the beneficial owner of the shares reported on the Schedule 13G through its service as investment manager of certain institutional accounts. Capital Trust has voting power over only 812,880 of the shares reported. Capital and Capital Trust disclaim beneficial ownership of the shares of Common Stock covered by the Schedule 13G. The address of Capital and Capital Trust is 11100 Santa Monica Boulevard, Los Angeles, California 90025.

 (5) Shares shown are reported on a Schedule 13G dated February 2, 2001, filed with the Commission by Dimensional Fund Advisors, Inc. ("Dimensional"). Dimensional may be deemed to be the beneficial owner of the shares reported on the Schedule 13G through its service as investment advisor to four investment companies and certain other commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership of the shares of Common Stock covered by the Schedule 13G. The address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.

 (6) Represents shares of Common Stock issuable upon exercise of currently exercisable options.

 (7) Includes an aggregate of 2,880 shares held by Mr. Obernauer, Jr., as trustee, for trusts created for the benefit of his two sons, a niece, and a nephew over which Mr. Obernauer, Jr. has sole voting and investment power.

 (8) Includes 14,000 shares of Common Stock issuable upon exercise of currently exercisable options.

 (9) Includes 18,000 shares of Common Stock issuable upon exercise of currently exercisable options.

(10) Does not include Messrs. Ashley, Brownstein and Salamone. Includes 125,417 shares of Common Stock issuable upon exercise of currently exercisable options.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

     The First Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company provide that the members of the Board are to be elected at the annual meeting of the stockholders. The number of directors that will constitute the entire Board as of the conclusion of the annual meeting is eleven.

     If elected, the director nominees will serve a one-year term to expire at the 2002 annual meeting of stockholders or until their successors are elected and qualified or their earlier resignation or removal. The Board has nominated the following eleven persons for election to the Board: Mortimer B. Zuckerman, Fred Drasner, John W. Dreyer, John R. Harris, Martin D. Krall, Marne Obernauer, Jr., David R. Parker, Howard Stringer, Joseph D. Vecchiolla, John R. Walter and John Zuccotti.

     Approval of the nominees requires the affirmative vote of a majority of the shares present, in person or by proxy, at the annual meeting. In the event that any nominee should become unable or unwilling to serve as a director, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee for the office of director as the Board may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

     Biographical information concerning each of the director nominees is presented on the following pages. All of the director nominees are currently members of the Board.

                      NOMINEES FOR ELECTION FOR 2001 TERM

                                                                     DIRECTOR
NAME                                                          AGE     SINCE
----                                                          ---    --------
Mortimer B. Zuckerman.......................................  63       1996
Fred Drasner................................................  58       1995
John W. Dreyer..............................................  63       2000
John R. Harris..............................................  52       1996
Martin D. Krall.............................................  60       1996
Marne Obernauer, Jr. .......................................  57       1998
David R. Parker.............................................  57       1998
Howard Stringer.............................................  59       1996
Joseph D. Vecchiolla........................................  45       2000
John R. Walter..............................................  54       2000
John Zuccotti...............................................  63       1998

     Mortimer B. Zuckerman, Chairman of the Board of the Company, has been Chairman of the Board of Directors and a principal stockholder of Boston Properties, Inc., a national real estate development and management company, since 1970. He has been Chairman of U.S. News & World Report, L.P. ("U.S. News") and Editor-in-Chief of U.S. News & World Report since 1985, Chairman of Daily News, L.P. ("Daily News") and Co-Publisher of the New York Daily News since 1993, and served as Chairman of The Atlantic Monthly Company from 1980 to 1999. Mr. Zuckerman served as Chairman of Fast Company Media Group, L.L.C. ("Fast Company") and President of FC Holdings, L.L.C. ("FC Holdings"), its majority owner, from January 1999 until December 2000. Mr. Zuckerman also serves as a director of Loews Cineplex Entertainment Corporation and Chase Manhattan Bank National Advisory Board.

     Fred Drasner, Chairman of the Company, served as Chief Executive Officer of the Company from 1996 until April 2000. Mr. Drasner has been co-owner of Pro-Football, Inc., d/b/a The Washington Redskins, since

July 1999. He has been the Chief Executive Officer of Daily News and Co-Publisher of the New York Daily News since 1993, Co-Chairman of U.S. News since 1998, Chief Executive Officer of U.S. News from 1985 to 1998, and President of U.S. News from 1985 to 1997, Chairman and Chief Executive Officer of Applied Printing since 1988, and Co-Chairman from 1998 to 1999, and Vice Chairman and Chief Executive Officer from 1986 to 1998 of The Atlantic Monthly Company. Mr. Drasner served as Co-Chairman of Fast Company from January 1999 until October 2000. Mr. Drasner was senior counsel to Shaw Pittman, formerly known as Shaw Pittman Potts & Trowbridge, until his resignation in April 1996. Mr. Drasner also serves as a director of Ventiv Health, Inc.

     John W. Dreyer currently serves as an independent consultant to the graphic arts and prepress industry. Mr. Dreyer served as Chairman of the Board of Pitman Company, a graphic arts and image supplier, from 1978 until January 2001 and as Chief Executive Officer of Pitman Company from 1977 until January 2001. He served as President of Pitman Company until 1998 and Chief Operating Officer until 1994. Mr. Dreyer is also a director of Presstek, Inc.

     John R. Harris has been President, Chief Executive Officer, and a director of Ztango.com, a wireless Internet software and services company, since September 1999 and Chairman of the Board of Directors since April 2000. Previously, Mr. Harris was a Corporate Vice President at Electronic Data Systems Corp. ("EDS") from 1997 through March 1999. From 1989 to 1997, he served as President of the Communications Industry Group at EDS. Mr. Harris also serves as a director of Genuity Inc., World Commerce Online, Inc. and Ventiv Health, Inc.

     Martin D. Krall, Executive Vice President, Chief Legal Officer and Secretary of the Company, has been Executive Vice President, Chief Legal Officer, and Secretary of Daily News, Applied Printing and U.S. News since January 1995. Mr. Krall served as Executive Vice President, Chief Legal Officer, and Secretary of The Atlantic Monthly Company from 1995 to 1999 and as Executive Vice President, Chief Legal Officer and Secretary of Fast Company and FC Holdings from January 1999 until December 2000. Prior to 1995, Mr. Krall was a partner in the law firm of Shaw Pittman, where he was a member of the Management Committee from 1978 to 1994, and Vice Chairman of such Committee from 1991 to 1994. From 1995, Mr. Krall was senior counsel to Shaw Pittman until his resignation in April 1996.

     Marne Obernauer, Jr., Vice Chairman of the Company, served as Chairman of the Board of Directors of Devon Group, Inc. ("Devon") from 1986 and Chief Executive Officer of Devon from 1980 until Devon's merger with and into a wholly-owned subsidiary of the Company in May 1998.

     David R. Parker is a founder and Managing General Partner of Interprise Technology Partners, L.P., a venture capital fund focused on information technology investments established in January 1999. From 1992 through May 1998, Mr. Parker was Chairman of ProSource Distribution Services, Inc., a food service distributor, which was acquired by AmeriServe, Inc. in May 1998. In May 1998, Mr. Parker became Vice Chairman of AmeriServe, Inc. He resigned his officer position in July 1998 and his position on AmeriServe's Board of Directors in November 1999. Mr. Parker also serves as the non-executive Chairman of the Board of Directors of World Commerce Online, Inc. and serves on the Board of Directors of Tupperware Corporation.

     Howard Stringer has been the Chairman and Chief Executive Officer of Sony Corporation of America since December 1998 and served as its President from 1997 to December 1998. From 1995 to 1997, Mr. Stringer was Chairman and Chief Executive Officer of Tele-TV, a joint venture among NYNEX, Pacific Telesis, and Bell Atlantic to provide home video delivery through telephone lines. Before joining Tele-TV, Mr. Stringer was President of CBS/Broadcast Group from 1988 to 1995. Mr. Stringer serves on the Board of Directors of Loews Cineplex Entertainment Corporation and TiVo Inc.

     Joseph D. Vecchiolla, Chief Operating Officer and Chief Financial Officer of the Company, joined the Company in May 2000 as its Senior Vice President and Chief Financial Officer and has served as Chief Operating Officer since December 2000. From February 1999 through April 2000 he served as Vice President of Marketing and Vice President of Finance at Favorite Brands International, which was acquired by Nabisco in November 1999. Favorite Brands International filed for protection under Chapter 11 of the U.S. Bankruptcy Code in March 1999. From May 1997 until February 1999 he served as President of Old

Greenwich Capital Corporation. From June 1993 through December 1997 he served in various capacities at Bird Corporation, beginning as Senior Vice President and Chief Financial Officer (June 1993 through September 1993), then President, Chief Operating Officer, and Chief Financial Officer (September 1993 through January 1994), then President and Chief Executive Officer (January 1994 through April 1995), and finally Chairman of the Board of Directors (May 1995 through December 1997). Concurrent to his tenure at Bird Corporation, from May 1995 through December 1997, Mr. Vecchiolla served as Senior Vice President of Corporate Finance at S.N. Phelps & Co., Vice President and Chief Financial Officer of Wyatt Energy Corp., President of American Modular Technologies, LLP, and Vice President and Chief Financial Officer of Commonwealth Oil of Puerto Rico, LLP.

     John R. Walter has been Chairman of Ashlin Management Corporation, a management consulting firm, since December 1997, and Chairman of the Board of Manpower, Inc., an employment services company, since April 1999. From November 1996 through July 1997, he served as President and Chief Operating Officer of AT&T Corp. Mr. Walter was Chairman and Chief Executive Officer from 1989 to October 1996 and President from 1987 to 1991 of R.R. Donnelley & Sons Company, a print and digital information management, reproduction and distribution company. Mr. Walter also serves on the Board of Directors of Abbott Laboratories, Celestica, Inc., Deere & Company, Jones Lang LaSalle, Inc. and Manpower, Inc.

     John Zuccotti has been Chairman of Brookfield Financial Properties, Inc. (formerly World Financial Properties) since 1996 and Vice Chairman of Brookfield Properties Corporation since 1998. Mr. Zuccotti served as President and Chief Executive Officer of Olympia & York Companies (USA) from January 1990 until its reorganization in November 1996, at which time Brookfield Financial Properties, Inc. was formed to carry on a portion of the principal business of Olympia & York Companies (USA). Starting in 1992, various entities affiliated with Olympia & York Companies (USA) filed for protection under Chapter 11 of the U. S. Bankruptcy Code. All such bankruptcy proceedings were completed as of 1997. Mr. Zuccotti has been a senior counsel at Weil, Gotshal & Manges LLP since 1997. Mr. Zuccotti also serves as a director of eight funds of The Dreyfus Corporation, a director of Empire Blue Cross and Blue Shield, and a trustee of Columbia University.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board held eight meetings during the Company's 2000 fiscal year. During fiscal year 2000, each director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period he served as a director and the total number of meetings held by each committee of the Board on which he served (during the period for which he served).

     The Board currently has a standing Audit Committee and a standing Compensation Committee. It does not currently have a standing nominating committee.

     The Audit Committee currently consists of Messrs. Harris, Parker and Zuccotti. The Audit Committee met five times during fiscal year 2000. The Audit Committee is responsible for recommending to the full Board the selection of the Company's independent public accountants, reviewing the scope of the plans and the results of the audit engagement, reviewing the independence of the public accountants, considering the range of audit and non-audit fees, reviewing the adequacy of the Company's internal accounting controls and exercising oversight with respect to the Company's code of conduct and other policies and procedures regarding adherence with legal requirements. The Audit Committee has adopted a written charter, a copy of which is attached to this proxy statement as an appendix. Each of Messrs. Harris, Parker and Zuccotti meets the definition of "independent" under Section 121A of the listing standards, policies and requirements of The American Stock Exchange.

     The Compensation Committee, which met three times during fiscal year 2000, currently consists of Messrs. Dreyer, Harris, Parker, Stringer and Zuccotti. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the Company's officers and administering the Company's stock option plans.

COMPENSATION OF DIRECTORS

     Directors who are not also employees of the Company or its affiliates ("nonemployee directors") receive from the Company $1,000 for each Board or committee meeting attended and reimbursement of expenses incurred in attending such meetings. Directors are also eligible to receive options to purchase Common Stock under the Company's Amended and Restated 1998 Incentive Compensation Plan, as amended (the "Incentive Compensation Plan"). In addition to the above compensation, commencing in February 2000, Mr. Parker has been entitled to receive $100,000 per year as compensation for his services as chairman of the Audit Committee.

     Under the Incentive Compensation Plan, employees, nonemployee directors, certain affiliated persons and independent contractors of the Company may be granted cash awards, options to purchase Common Stock, stock appreciation rights, stock awards, stock units, performance shares, and performance units. Options to purchase Common Stock granted under the Incentive Compensation Plan have a term of ten years and, except for those granted to nonemployee directors, vest over a vesting schedule determined by the committee administering the plan or, in lieu thereof, a five-year vesting schedule, as specified in the plan. Under this plan, each nonemployee director is granted options to purchase 10,000 shares of Common Stock upon commencement of his or her service as a director that vest ratably over a two-year period. In addition, each nonemployee director then in office is automatically granted, on the anniversary date of his or her commencement of service as a director, a fully-vested, non-qualified option to purchase 2,000 shares of Common Stock at a per-share exercise price equal to its fair market value on such date (the "anniversary grant"). In April 2000, Messrs. Harris and Stringer each received an anniversary grant at an exercise price equal to $15.00 per share. In May 2000, Messrs. Parker and Zuccotti each received an anniversary grant at an exercise price equal to $7.66 per share. In November 2000, Messrs. Dreyer and Walter each received a grant of options to purchase 10,000 shares of Common Stock at an exercise price of $6.25 per share.

     In February 2001, Messrs. Dreyer, Harris, Parker, Stringer, Walter and Zuccotti each received grants of options to purchase 10,000, 13,000, 14,000, 18,000, 10,000 and 14,000 shares of Common Stock, respectively, at an exercise price of $3.50 per share, which options vest ratably over a two-year period. In connection with such grants, each such person waived his right to receive the anniversary grant scheduled to be made to him in 2001.

     In addition, Messrs. Krall and Vecchiolla and Derek Ashley received grants of options to purchase shares of Common Stock in their capacities as officers of the Company, as disclosed in "Executive Compensation -- Option Grants in Fiscal Year 2000" below.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to each person that served as the Chief Executive Officer of the Company and to each of the five other most highly compensated executive officers (the "Named Executive Officers") for fiscal years 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                              ANNUAL COMPENSATION           ------------
                                       ----------------------------------    NUMBER OF
                                                             OTHER ANNUAL    SECURITIES     ALL OTHER
                                       SALARY      BONUS     COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR     ($)        ($)          ($)         OPTIONS(#)        ($)
---------------------------     ----   -------    -------    ------------   ------------   ------------
Fred Drasner                    2000   750,000         --             (1)          --              --
  Chairman and Former           1999   778,846         --             (1)          --              --
  Chief Executive Officer       1998   300,000         --             (1)          --              --
Martin D. Krall                 2000   350,000(2)      --             (1)      32,000              --
  Executive Vice President,     1999   348,000(2) 100,000(2)          (1)          --              --
  Chief Legal Officer,          1998          (2)        (2)        --         40,000              --
  and Secretary
Joseph D. Vecchiolla            2000   183,869(3) 137,500(3)          (1)      64,000              --
  Chief Operating Officer       1999        --         --           --             --              --
  and Chief Financial Officer   1998        --         --           --             --              --
Marne Obernauer, Jr.            2000   300,000         --             (1)          --              --
  Vice Chairman                 1999   311,538         --             (1)          --              --
                                1998   162,355(4)      --       30,817(5)          --              --
Derek Ashley(6)                 2000   580,769    100,000(8)   136,266(9)      48,000              --
  Former Vice Chairman,         1999   231,461(7) 400,000       52,010(9)     120,000              --
  Chief Executive Officer, and  1998        --         --           --             --              --
  Chief Operating Officer
Scott A. Brownstein             2000   269,712         --             (1)      10,000       1,224,050(10)
  Former Executive Vice         1999   285,577         --             (1)          --              --
  President and Chief           1998   259,464         --             (1)          --              --
  Technology Officer
Louis Salamone, Jr.             2000   194,823         --             (1)          --         400,000(11)
  Former Senior Vice President  1999   327,772         --             (1)          --              --
  and Chief Financial Officer   1998   259,401         --             (1)      65,000              --

---------------
 (1) The Named Executive Officer received perquisites or other personal benefits in the years shown, although the value of these benefits did not exceed in the aggregate the lesser of $50,000 or 10% of his salary and bonus in such year.

 (2) Mr. Krall does not receive compensation directly from the Company. The 2000 and 1999 amounts shown reflect reimbursement of the affiliate that employs Mr. Krall in accordance with a shared services agreement with such affiliate (See "Compensation Committee Interlocks and Insider Participation and Certain Transactions -- Shared Services Agreement"), plus reimbursement of the affiliate for work performed by Mr. Krall in 1999 for the Company in connection with the Wace acquisition and payment of a bonus. In 1998 the Company reimbursed its affiliates $115,000 for legal services provided to the Company by such affiliates, of which Mr. Krall's services were a part. The Company is not able to determine how much of the reimbursement in that year was attributable to Mr. Krall's services.

 (3) Mr. Vecchiolla's employment commenced on May 1, 2000. Bonus amounts awarded pursuant to the terms of employment agreements.

 (4) Mr. Obernauer, Jr. commenced employment with the Company in May 1998, following the merger of Devon, of which Mr. Obernauer, Jr. was Chief Executive Officer, with and into a wholly-owned subsidiary of the Company.

 (5) The amount shown includes $25,325 as payment of professional fees for tax and accounting services provided to Mr. Obernauer, Jr., as well as an imputed amount for use of a Company-owned automobile.

 (6) Mr. Ashley resigned as Chief Executive Officer, Chief Operating Officer and Vice Chairman effective December 15, 2000. Mr. Ashley's employment ceased on January 12, 2001.

 (7) Mr. Ashley commenced employment with the Company in May 1999, following the Company's acquisition of Wace, of which Mr. Ashley was Group Chief Executive.

 (8) The amount shown represents payment in 2000 of a bonus awarded in 1999.

 (9) The amount shown includes payment by the Company of $78,270 and $40,810 in 2000 and 1999, respectively, of apartment rent for residences in Chicago and London maintained partially for the Company's benefit, and $44,678 paid by the Company in 2000 for leased automobiles, as well as payments for automobile insurance, health club dues and tax services.

(10) The amount shown represents termination payments received by Mr. Brownstein in connection with the sale of the Company's digital portrait system business. Mr. Brownstein's employment ceased on December 17, 2000.

(11) The amount shown represents amounts received by Mr. Salamone as severance payments. Mr. Salamone's employment ceased on August 3, 2000.

STOCK OPTION GRANTS IN FISCAL YEAR 2000

     Stock options were granted during fiscal year 2000 to Messrs. Krall, Vecchiolla, Ashley and Brownstein. The following table sets forth information concerning the stock options granted during 2000.

                       OPTION GRANTS IN FISCAL YEAR 2000

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                     INDIVIDUAL GRANTS                      ANNUAL RATE OF
                                     -------------------------------------------------          STOCK
                                     NUMBER OF     % OF TOTAL                             PRICE APPRECIATION
                                     SECURITIES     OPTIONS                                FOR OPTION TERM
                                     UNDERLYING    GRANTED TO    EXERCISE                --------------------
                                      OPTIONS      EMPLOYEES      PRICE     EXPIRATION      5%         10%
NAME                                  GRANTED       IN 2000       ($/SH)       DATE         ($)        ($)
----                                 ----------    ----------    --------   ----------   ---------  ---------
Martin D. Krall....................    32,000         5.4%(1)     12.97       5/8/10      261,016    661,467
Joseph D. Vecchiolla...............    24,000         4.0%(1)     12.97       5/8/10      195,762    496,100
                                       40,000         6.7%(1)      6.25      12/1/10      157,224    398,436
Derek Ashley.......................    48,000(2)      8.1%(1)     12.97       5/8/10      391,525    992,200
Scott A. Brownstein................    10,000(3)      1.7%(1)     12.97       5/8/10       81,568    206,708

---------------
(1) Based on total grants of options to purchase 596,000 shares of Common Stock.

(2) Options forfeited in 2001.

(3) Options reacquired by the Company in December 2000.

     No Named Executive Officer exercised stock options in fiscal year 2000. The following table sets forth information concerning the number and value of unexercised stock options granted to Named Executive Officers at December 31, 2000.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000 AND

                       2000 FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                     OPTIONS AT FISCAL              OPTIONS AT FISCAL
                                                        YEAR-END(#)                    YEAR-END($)
                     NAME                       (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)
                     ----                       ---------------------------    ---------------------------
Fred Drasner..................................             --/--                         --/--
Martin D. Krall...............................         40,000/64,000                     --/--
Joseph D. Vecchiolla..........................             --/64,000                     --/--
Marne Obernauer, Jr. .........................             --/--                         --/--
Derek Ashley..................................         24,000/144,000                    --/--
Scott A. Brownstein...........................             --/--                         --/--
Louis Salamone, Jr............................             --/--                         --/--

EXECUTIVE EMPLOYMENT CONTRACTS

     In November 2000, the Company entered into an employment agreement with Mr. Vecchiolla (which replaced the employment agreement entered into by the Company and Mr. Vecchiolla in May 2000), pursuant to which Mr. Vecchiolla is to receive an annual base salary of $375,000 (which may be increased at the option of the Board), a bonus of $100,000 upon execution of the agreement and a grant of options to purchase 40,000 shares of Common Stock. Mr. Vecchiolla is also entitled to receive a discretionary bonus upon attaining certain performance criteria. The term of the agreement is two years. Mr. Vecchiolla's agreement contains a noncompete provision applicable during the term (and any extensions thereof) and extends for a period of the longer of two years from the date of his agreement or six months after termination of employment with the Company. The agreement also contains a nonsolicitation provision applicable during the term (and any extensions thereof) and for one year after termination of employment with the Company.

CHANGE OF CONTROL AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     In March 2000, the Company announced that it had retained an investment banking firm to explore the Company's strategic alternatives to enhance value for the Company's stockholders, including the possible sale of the Company. In order to incentivize the Company's key personnel to remain with the Company and otherwise make themselves available to the Company to assist in the process, in March 2000 the Compensation Committee approved the payments to four key personnel in the event of the sale of the Company and the satisfaction of certain conditions. In August 2000, the Board decided that it would no longer actively pursue a sale of the Company, but would continue to pursue other strategic alternatives. Consequently, the Compensation Committee resolved that such personnel would no longer be eligible for such payments in the event of a sale of the Company, although in certain limited circumstances, if a sale occurred prior to May 8, 2001, Mr. Salamone would be entitled to $500,000 pursuant to the terms of the Agreement and General Release, effective June 4, 2000, between the Company and Mr. Salamone.

     Mr. Vecchiolla's agreement contains a provision that requires the Company to continue to pay Mr. Vecchiolla's base salary for a period of twelve months following any change in control if Mr. Vecchiolla resigns as a result of an adverse change in his compensation, title or responsibilities or if he is terminated without cause during that period. In addition, options to purchase Common Stock granted pursuant to Mr. Vecchiolla's employment agreement become immediately exercisable if Mr. Vecchiolla resigns as a result of such adverse change or is not offered employment by a successor entity upon a change in control or upon the failure of the successor entity to assume or provide a reasonably comparable substitute for such options.

               REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                          OF DIRECTORS OF THE COMPANY
                           ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary and bonus levels and option grants under the Company's incentive plans. The objectives of the Compensation Committee are to correlate executive compensation with the Company's business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long term success of the Company.

BASE SALARY

     Base salaries of the executive officers are established by evaluating the requirements of the position and the contribution of the executive with respect to Company performance and the executive's responsibilities. In determining executive officer salaries, the Compensation Committee generally sets base salaries at or below competitive levels, with total potential compensation (including bonuses and stock options) targeted at or above competitive levels. The Compensation Committee relies on, among other things, recommendations from the Chairman in making such determinations.

     From January 2000 through April 2000, Fred Drasner served as the Company's Chief Executive Officer. Mr. Drasner received a base salary of $750,000 in 2000, the same salary he received in 1999. At such time, the Compensation Committee had determined that such salary was roughly comparable to the median base salary and bonus awarded by comparable companies to their chief executive officers. At the time Mr. Drasner relinquished his role as Chief Executive Officer, the Compensation Committee determined that Mr. Drasner's salary should remain at $750,000 because he would be devoting significant time to the Company's review of strategic alternatives and the transition to the new Chief Executive Officer. Mr. Drasner did not receive any bonus, stock option or other stock-based incentive awards in 2000.

     Derek Ashley served as the Company's Chief Executive Officer and Chief Operating Officer from April 2000 through December 15, 2000. In connection with his appointment as Chief Executive Officer in April 2000, and in light of his new responsibilities, Mr. Ashley's employment agreement was amended to increase his salary to $600,000 and to provide for a bonus of $400,000 in the event certain performance criteria were satisfied. Mr. Ashley did not receive any bonus for 2000.

ANNUAL CASH BONUSES

     The Company may pay annual cash bonuses to its executive officers based on such factors as the Compensation Committee may consider relevant in any given year. Pursuant to the terms of his employment agreements with the Company, Mr. Vecchiolla was awarded bonuses totaling $137,500 for 2000. No other cash bonuses were awarded in 2000.

LONG-TERM INCENTIVES

     The Compensation Committee believes that equity ownership provides significant motivation to executive officers to maximize value for the Company's stockholders and, therefore, periodically grants stock options under the Company's incentive plans. The Compensation Committee determines the size and frequency of option grants for executive officers after consideration of recommendations of the Chairman. Such recommendations are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each executive officer to the Company and previous option grants to such executive officers. Stock options granted to executive officers are generally nonqualified stock options with exercise prices that equal or exceed the fair market value of the Company's Common Stock on the date of grant and vest in such increments as may be determined by the Committee.

     In May 2000, the Compensation Committee awarded Mr. Ashley, Mr. Vecchiolla, Mr. Krall and Mr. Brownstein options to purchase 48,000, 24,000, 32,000 and 10,000 shares of Common Stock, respectively, at an exercise price of $12.97. In December 2000, in connection with Mr. Vecchiolla's appointment as Chief Operating Officer of the Company, the Compensation Committee awarded Mr. Vecchiolla options to purchase an additional 40,000 shares of Common Stock at an exercise price of $6.25. Mr. Drasner is eligible to receive stock options under the terms of the Company's incentive plans; however, the Compensation Committee has not granted stock options to Mr. Drasner given his substantial interest in the Company through his limited partnership interest in Applied Printing.

SECTION 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally sets a limit of $1 million on the amount of compensation paid to executive employees (other than enumerated categories of compensation, including performance-based compensation) that may be deducted by a publicly-held company. The Committee's policy is to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with the Company's overall objectives and executive compensation policy. Compensation attributable to stock options granted under the Company's stock incentive plans currently is excluded from the $1 million limit as "qualified performance-based compensation" under the rules contained in applicable Treasury regulations. None of the Company's executive officers received compensation in 2000 in excess of the limits imposed under Section 162(m). The Compensation Committee intends to continue to qualify compensation attributable to stock options as "qualified performance-based compensation" within the meaning of Section 162(m).

                                          COMPENSATION COMMITTEE

                                          John R. Harris, Chairman
                                          John W. Dreyer
                                          David R. Parker
                                          Howard Stringer
                                          John Zuccotti

                             AUDIT COMMITTEE REPORT

     Review and Discussions with Management. The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2000 with the management of the Company.

     Review and Discussions with Independent Auditors. The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent accountants, the matters required to be communicated to the Audit Committee by generally accepted auditing standards in accordance with Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), as amended, which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

     The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, which relates to the accountant's independence from the Company and its related entities, and has discussed with Deloitte & Touche LLP their independence from the Company.

     Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Commission.

                                          AUDIT COMMITTEE

                                          David R. Parker, Chairman
                                          John R. Harris
                                          John Zuccotti

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                     PARTICIPATION AND CERTAIN TRANSACTIONS

     Mr. Zuckerman beneficially owns the shares of the Company's Common Stock owned by Applied Printing and beneficially owns a majority of U.S. News and Daily News. Additionally, Mr. Drasner is a minority limited partner of Applied Printing, U.S. News and Daily News. The following is a description of certain transactions between the Company and Applied Printing, U.S. News, and Daily News, respectively, as well as transactions between the Company and entities affiliated with certain other directors of the Company.

CONTENT MANAGEMENT AND DIGITAL IMAGING SERVICES FOR AFFILIATES

     The Company provides content management services to U.S. News under an agreement that expired on December 31, 2000. The parties are currently negotiating a new agreement. In addition, the Company provides content management services to a New York Daily News periodical, digital archiving services to the New York Daily News, and certain advertising make-up and related graphic services for Daily News' publications, all under agreements which are renewable annually by mutual agreement of the parties. The Company also provides content management services to Applied Printing under an agreement that expires

December 31, 2004. The Company also performs additional services for U.S. News, Daily News, and Applied Printing on a per-project basis.

     The Company's 2000 revenues included approximately $3,446,000, $3,670,000, and $4,285,000 for services performed for each of U.S. News, Daily News, and Applied Printing, respectively. Included in this revenue figure for 2000 is approximately $302,000 recognized under an agreement by Agile Enterprise, Inc., a wholly-owned subsidiary of the Company, to license certain software to U.S. News.

SHARED SERVICES AGREEMENT

     The Company entered into a shared services agreement in 1999 with U.S. News and Daily News, under which both U.S. News and Daily News provide legal, computer, and administrative services to the Company. Under this agreement, the Company pays a percentage of the costs associated with U.S. News and Daily News employees who provide such services to the Company based on the percentage of each such employee's total time that is devoted to Company-related matters, including compensation for services provided by Mr. Krall. See "Executive Compensation -- Summary Compensation Table." The term of the agreement is for one year and is renewable annually. During 2000, the Company incurred charges of approximately $1,100,000 for such services.

OTHER TRANSACTIONS

     The Company subleases space at the headquarters of U.S. News in Washington, D.C., from U.S. News. Such space is used primarily to perform content management services for U.S. News. The amount incurred by the Company for the sublease in fiscal year 2000 totaled approximately $267,000 and corresponds to the amounts U.S. News is required to pay for space under its lease.

     The Company leases additional space at its corporate headquarters from U.S. News, for which the Company incurred charges of $220,000 in 2000.

     The Company uses certain Daily News space at its New York location, for which the Company incurred charges of $15,000 in 2000.

     Applied Printing provides printing services to the Company on a per-project basis. In 2000, the Company incurred charges of approximately $360,000 for such services.

     The Company engaged the law firm of Weil, Gotshal & Manges LLP, at which John Zuccotti, a director of the Company, is senior counsel, to perform legal services for the Company in 2000 and 2001.

     The Company provided content management services to Pro-Football, Inc. d/b/a The Washington Redskins and received approximately $750,000 for such services. Mr. Drasner is a co-owner of Pro-Football, Inc.

     John W. Dreyer, a director of the Company, was Chairman of the Board and Chief Executive Officer during 2000 of Pitman Company, a distributor of film and other graphic arts materials. In 2000, the Company purchased approximately $30,000,000 of such materials from Pitman Company. The Company believes that the terms for its purchases of such materials are no less favorable to the Company than those that could be obtained from another vendor.

     The Company has also agreed to pay Knollwood Associates, LLC, a consulting firm of which Mr. Dreyer is an employee, $12,500 per month for consulting services to be provided to the Company by Mr. Dreyer relating to its sales efforts. In addition, as part of this arrangement, in February 2001 the Company granted Mr. Dreyer options to purchase 50,000 shares of Common Stock at an exercise price of $3.50 per share under the Incentive Compensation Plan. These options vest in twenty-four equal monthly installments.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph and table show the cumulative total stockholder return on the Common Stock compared to the Nasdaq Composite Stock Index and a self-constructed peer group index for the periods between April 17, 1996 (the date the Common Stock began trading on Nasdaq National Market) and December 29, 2000 (the last trading day in fiscal year 2000). Currently, the peer group is composed of American Greetings Corporation (Class A), Master Graphics, Inc., Schawk, Inc. and Unidigital Inc., all of which are public companies with significant operations in the prepress or publishing industries. Previously, the peer group also included Cunningham Graphics International, Inc. and Gibson Greetings, Inc. In 2000, Cunningham Graphics International, Inc. terminated its registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Gibson Greetings, Inc. was acquired by American Greetings Corporation. Accordingly, such companies have not been included in the peer group. The total stockholder return on each company included in the peer group index has been weighted according to such company's capitalization at the beginning of each period. The graph assumes $100 was invested on April 17, 1996 in (1) the Common Stock, (2) the Nasdaq Composite Stock Index and (3) the peer group index, and assumes reinvestment of dividends.

                COMPARISON OF 56 MONTH CUMULATIVE TOTAL RETURN*
                   AMONG APPLIED GRAPHICS TECHNOLOGIES, INC.,
             THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP
[PERFORMANCE GRAPH]

                                                    APPLIED GRAPHICS              NASDAQ STOCK
                                                   TECHNOLOGIES, INC.             MARKET (U.S.)                PEER GROUP
                                                   ------------------             -------------                ----------
4/17/96                                                  100.00                      100.00                      100.00
12/96                                                    217.76                      115.37                      104.73
12/97                                                    398.13                      141.31                      146.51
12/98                                                    123.36                      199.24                      158.30
12/99                                                     64.49                      370.25                       93.85
12/00                                                     10.09                      222.60                       45.17

* $100 INVESTED ON 4/17/96 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.
     The Nasdaq Composite Stock Index has been selected as a broad equity market index. As of April 10, 2001, the Common Stock commenced trading on The American Stock Exchange. The peer group identified above was selected because the Company believes that such group represents companies whose primary activities are in the content management or publishing industries. The Company performs certain other services, such as digital image archiving and broadcast media distribution services, that the peer group may not perform. The Company believes, however, that since approximately 79% of its 2000 revenues were from content management services and approximately 12% were from publishing services, the peer group selected provides a meaningful basis for comparison.

                            INDEPENDENT ACCOUNTANTS

     Deloitte & Touche LLP will serve as independent accountants of the Company for the fiscal year ending December 31, 2001. Audit services performed for the Company during fiscal year ended December 31, 2000 included examination of the Company's financial statements. Deloitte & Touche LLP has informed the Company that it has no material direct or indirect interest in the Company.

     Deloitte & Touche LLP has acted as the Company's independent accountants since 1996. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

AUDIT FEES

     During the year ended December 31, 2000, the Company incurred audit fees of approximately $821,000 payable to Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"). These fees include the full scope audit of the financial statements included in the Company's annual report on Form 10-K and reviews of the financial statements included in the Company's quarterly interim reports on Form 10-Q.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

     During the year ended December 31, 2000, the Company incurred fees of approximately $21,000 payable to Deloitte for professional services relating to financial information systems design and implementation.

ALL OTHER FEES

     Deloitte has also been engaged by the Company to provide various tax services, including preparation of returns and advice and counsel on various matters, acquisition related services, and special purpose services. During the year ended December 31, 2000, the Company incurred a total of approximately $1,457,000 in fees for such services.

     The Audit Committee of the Board has considered whether the provision of the services described under the captions "Financial Information Systems Design and Implementation" and "All Other Fees" is consistent with maintaining the independence of Deloitte & Touche LLP.

                            SECTION 16(a) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Commission and The American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. In addition, under
Section 16(a), trusts for which a reporting person is a trustee or a beneficiary (or for which a member of his immediate family is a beneficiary) may have a separate reporting obligation with regard to ownership of the Common Stock and other equity securities of the Company. Such reporting persons are required by rules of the Commission to furnish the Company with copies of all Section 16(a) reports (specifically, Forms 3, 4 and 5) they file. Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for the last fiscal year, the Company believes that all of its officers, directors, and greater than ten percent beneficial owners, other than Mr. Brownstein, complied with all filing requirements applicable to them with respect to transactions during fiscal 2000. Mr. Brownstein failed to timely file a report on Form 5 relating to two transactions.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Pursuant to rules of the Commission, in order for stockholder proposals to be included in the Company's proxy statement and proxy for the 2002 annual meeting of stockholders, such proposals must be received by the Secretary of the Company at the Company's principal office in New York City no later than December 31, 2001.

     Any stockholder proposal not included in the proxy materials disseminated by the management of the Company for the Company's 2002 annual meeting in accordance with Rule 14a-8 under the Exchange Act will be considered untimely for the purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice of the proposal is received after March 16, 2002. Management proxies will be authorized to exercise discretionary voting authority with respect to any stockholder proposal not included in such proxy materials for the Company's annual meeting unless (a) the Company receives notice of such proposal by the date set forth above and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met.

                                          By Order of the Board of Directors,

                                          /s/ Martin D. Krall
                                          MARTIN D. KRALL
                                          Secretary

Dated: April 30, 2001

STOCKHOLDERS ARE REMINDED TO SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                    APPENDIX

                      APPLIED GRAPHICS TECHNOLOGIES, INC.
                              AMENDED AND RESTATED
                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     There shall be a committee of the Board of Directors of Applied Graphics Technologies, Inc. (the "Company") to be known as the Audit Committee. The Audit Committee shall be composed of a minimum of three directors who are independent of the management of the Company and who are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgement as a committee.

STATEMENT OF POLICY

     The Audit Committee shall provide assistance to the Company's Board of Directors in fulfilling the Board of Directors' responsibility to shareholders, potential shareholders, and the investment community relating to the Company's accounting and reporting practices and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditor, the internal auditor, and the financial management of the Company.

RESPONSIBILITIES

     - In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the Company's accounting and reporting practices are in accordance with all requirements and are of an appropriate level of quality.

     - In carrying out these responsibilities, the Audit Committee will meet at least four times per year.

      - Such meetings will be arranged as to allow for timely review of the following:

        -- The independent auditor's audit plan for the current year's audit;

        -- The quarterly reports on Form 10-Q;

        -- The annual report on Form 10-K and the results of the independent auditor's audit procedures;

        -- The independent auditor's management letter resulting from its audit.

     - Additionally, the Audit Committee will provide oversight to the Company's internal audit function.

  In carrying out these responsibilities, the Audit Committee will:

     - Review and recommend to the directors the independent auditor to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

     - Meet with the independent auditor and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

     - Instruct the independent auditor that its client is the Board of Directors and the Audit Committee.

     - Review with the independent auditor, the Company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

     - Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed internal audit plans for the coming year and the coordination of such plans with the independent auditor.

     - Receive periodically, but not less than twice per year, a summary of the findings from completed internal audits and a progress report on the proposed internal audit plan, with explanation for any deviation from the original plan.

     - Review the financial statements contained in the quarterly reports on Form 10-Q (or equivalent) and the annual report to shareholders including Form 10-K (or equivalent) with management and the independent auditor to determine that the independent auditor is satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes to accounting principles should be reviewed.

     - Review the management letter prepared by the independent auditor with the independent auditor, the internal auditor and appropriate Company management.

     - Provide sufficient opportunity for the independent auditor and internal auditor to meet with the members of the Audit Committee without members of management being present. Among the items to be discussed in these meetings are the independent auditor's evaluation of the Company's financial, accounting, and internal auditing personnel, and the cooperation that the independent auditor received during the course of the audit.

     - Review capability of the Company's accounting and financial personnel and the adequacy of succession planning within the Company's accounting and financial organization.

     - Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel, accountants or other professionals for this purpose if, in its judgement, that is appropriate.

     - Review management consulting services and related fees provided by the independent auditor.

     - Inquire of management, the internal auditor, and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

     - Review the Company's code of ethical conduct and review with appropriate Company personnel the actions taken to ensure compliance with such code.

     - Obtain a formal written statement annually from the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard Number 1. Actively engage in a dialogue with the independent auditor with respect to any relationships that may impact the objectivity and independence of the independent auditor, and take, or recommend that the directors take, appropriate actions to oversee the independence of the independent auditor.

     - Issue annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

                                                       Adopted February 10, 2000
                                         Amended and Restated September 14, 2000

                 APPLIED GRAPHICS TECHNOLOGIES, INC.


   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                MEETING OF STOCKHOLDERS TO BE HELD JUNE 14, 2001.

      The undersigned hereby appoints Fred Drasner, Martin D. Krall and Joseph
D. Vecchiolla, and each of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated below, all shares of Common Stock that the undersigned is entitled to vote, with all powers that the undersigned would possess if personally present at the Annual Meeting (including all adjournments thereof) of Stockholders of Applied Graphics Technologies, Inc. to be held on June 14, 2001, at 11:00 a.m. local time, at The American Stock Exchange, 86 Trinity Place, New York, New York 10006.

      EVERY PROPERLY SIGNED PROXY WILL BE VOTED IN THE MANNER SPECIFIED HEREON. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE FOR DIRECTOR NAMED ON THE REVERSE SIDE.

      For participants in the Applied Graphics Technologies, Inc. 401(K) Plan:
As to those shares of Common Stock of Applied Graphics Technologies, Inc. that are held for me in the aforementioned plan, by signing this card, I instruct the Trustee of such Plan to sign a proxy for me in substantially the form set forth on the reverse side. Where I do not specify a choice, by signing this card, I instruct the Trustee to mark the proxy as the Board of Directors recommends.

      PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

                     (Continued and to be dated and signed on the reverse side.)

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE

PROPOSAL 1:  ELECTION OF DIRECTORS

      [  ] FOR all nominees   [  ] WITHHOLD AUTHORITY to                 [  ] *EXCEPTIONS
           listed below            vote for all nominees listed below

Nominees: Fred Drasner, John W. Dreyer, John R. Harris, Martin D. Krall, Marne Obernauer, Jr., David R. Parker, Howard Stringer,
Joseph D. Vecchiolla, John R. Walter, John Zuccotti and Mortimer B.
Zuckerman

(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

* Exceptions:


________________________________________________________________________________


IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                 Change of Address and or Comments Mark Here [ ]

NOTED: Please sign as name appears hereon. Joint owners EACH must sign. When signing as attorney, trustee, executor, administrator or guardian, please give your FULL title. If a corporation, please provide the full name of the corporation and the signature of the authorized officer signing on its behalf. If a partnership, please sign in partnership name by an authorized person.

Date: _____________________________

(Signature) X:    __________________________________

(Signature) X:    __________________________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.